Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
Rod Sherwood
(212) 373-5311

PRESS CONTACT
Chenoa Taitt
(212) 223-0682
WESTWOOD ONE, INC. REPORTS RESULTS FOR THE THIRD QUARTER 2008
— Revenue of $96.3 million and Adjusted EBITDA of $8.1 million for Third Quarter —
— Company positioned for profitable growth —
— Company Records $10.6 million Restructuring Charge —
— Audience share growing in key demos —
New York, NY November 10, 2008 — Westwood One, Inc. (NYSE: WON) a provider of analog and digital media content, including news, sports, entertainment, traffic, weather, video news services and other information, to the radio, TV and on-line sectors, today reported its operating results for its third quarter ended September 30, 2008.
“2008 was the year of developing and implementing a turnaround plan for Westwood One,” said Rod Sherwood, Westwood One’s President and CFO. “The actions are beginning to produce increasing traction and momentum despite the soft economic environment. We are taking aggressive steps to drive revenue improvement initiatives, reduce costs and restructure our debt to give the Company increased financial flexibility going forward.”
Third Quarter 2008 Results
Revenue for the third quarter of 2008 was $96.3 million compared to $108.1 million in the third quarter of 2007, a decrease of 10.9%. The decrease is primarily due to the soft economy in the third quarter, which particularly impacted local advertising. Local/Regional revenue declined 16.6%, primarily driven by reduced advertising spending in the automotive, banking and financial services and real estate categories. National revenue declined 4.3% due to lower advertiser demand.
Adjusted EBITDA for the third quarter, defined as operating income (loss) plus depreciation and amortization, special charges, restructuring charges, and non-cash stock-based compensation, was $8.1 million compared with $28.1 million in the third quarter of 2007. The decline was principally due to a decrease in advertising revenue, and to higher operating expenses. Management anticipates that advertising revenue will benefit from increased daypart clearance rates of 93.7% on CBS Radio stations from March through August 2008, which significantly increases the effectiveness of Westwood One’s advertising platform, and sets the foundation for Network revenue growth in 2009.

Operating expenses were higher due to increased station compensation, personnel expenses, and costs related to the Olympics. Operating expenses should reflect greater efficiencies in the future as the Company began re-engineering the Metro Networks traffic business in the third quarter to improve operating performance and reduce costs. The Company also addressed certain underperforming programming in the third quarter. This re-engineering will deliver initial savings in 2008, with the major impact expected to occur in 2009. The cost savings from these efforts have enabled the Company to hire new sales and operations managers with proven track-records in the industry.
Special charges in the third quarter were $0.7 million as compared with $1.4 million in the third quarter of 2007. Special charges this quarter were comprised of advisory fees related to re-engineering Metro Networks’ traffic operations and costs attributable to reducing the Company’s debt. Special charges in the third quarter of 2007 were comprised of $1.4 million of advisory fees to negotiate a new long-term arrangement with CBS Radio.
Operating loss in the third quarter was ($7.6) million, which principally reflects third quarter restructuring charges of $10.6 million, compared with operating income of $19.7 million in the third quarter of 2007. Excluding the effect of the restructuring charges on the third quarter results, the Company’s operating income would have been $3.0 million. The decline in the third quarter of 2008 versus the third quarter of 2007 is due to the combined impact of lower revenues, higher operating costs and increased corporate general and administrative expenses, partially offset by the elimination of amortization expenses associated with the CBS Radio warrants that were cancelled as part of the new CBS Radio arrangement, lower stock-based compensation and a reduction in special charges.
Interest expense for the quarter was $3.8 million compared to $5.8 million in the third quarter of 2007, a decrease of 35.1%. The reduction is principally due to the Company’s significantly lower debt levels and lower interest rates. At the end of the quarter, the Company’s debt was $232.0 million, which is a reduction of $113.0 million from $345.0 million on December 31, 2007 and $125.5 million from $357.5 million on September 30, 2007.
Income tax expense for the quarter was $1.2 million compared with $5.5 million in the third quarter of 2007. The Company’s income tax expense in the third quarter of 2008 was based on an expected annual effective tax rate of 1.2% compared to 39.2% in 2007. The decrease in the effective tax rate is primarily attributable to the impact of the goodwill impairment charge taken in the second quarter of 2008, the majority of which is not deductible for tax purposes.
Net loss for the third quarter was less than ($0.01) million, or less then ($0.01) per share, compared with net income of $8.5 million, or $0.10 per basic and diluted common share in the third quarter of 2007. Due to the loss in the third quarter of 2008, basic and diluted shares are equivalent.
Free cash flow, defined as net income (loss) plus depreciation and amortization, non-recurring charges including special charges and restructuring charges, goodwill impairment, stock-based compensation, and amortization of deferred financing costs less capital expenditures, was $15.8 million or $0.16 per diluted share in the third quarter of 2008, compared with $15.1 million, or $0.17 per diluted share, in the third quarter of 2007. Capital expenditures were approximately $0.1 million in the current quarter compared with $1.9 million in the third quarter of 2007.

Restructuring Charges
On September 12, 2008, the Company announced a plan to restructure the traffic operations of its subsidiary Metro Networks and to address underperforming programming and implement other cost reductions. The modifications to the Metro Networks traffic business are part of a series of reengineering initiatives identified by management to improve the operating and financial performance of the Company in the near-term, while setting a foundation for profitable long-term growth. These changes will result in a reduction of staff levels and the consolidation of 60 operations centers into 13 regional hubs by the end of the second quarter of 2009. The Company estimates it will record an aggregate restructuring charge of approximately $26.1 million, consisting of: (i) $10.3 million of severance, relocation and other employee related costs; (ii) $8.3 million of facility consolidation and related costs; and, (iii) $7.5 million of contract termination costs. For the three and nine months ended September 30, 2008, the Company recorded a restructuring charge of $10.6 million, comprised of $4.1 million of severance and employee related costs and $6.5 million of contract termination costs.
Restructuring charges have been recorded in accordance with SFAS No. 146 Accounting for the Costs Associated with Exit or Disposal Activities” and SFAS No. 88 “Employers Accounting for Settlements and Curtailments of Defined Benefit Plans and for Termination Benefits”. The Company accounts for one-time termination benefits, contract terminations, asset write-offs, and/or costs to terminate lease obligations less assumed sublease income in accordance with SFAS No. 146, which addresses financial accounting and reporting for costs associated with restructuring activities. Under SFAS No. 146, we establish a liability for a cost associated with an exit or disposal activity, including severance and lease termination obligations and other related costs when the liability is incurred, rather than at the date that we commit to an exit plan.
Business Update and Company Outlook
Management is focused on achieving a turnaround in the Company’s financial performance with a three-pronged business strategy: (1) growing revenue, (2) reducing operating expenses and (3) restructuring or refinancing the Company’s debt.
Growing Revenue
Network Radio
Westwood One is leveraging the strength and competitive leadership of its core businesses to drive sales performance. The results to date are encouraging. Out of the top three radio networks, only Westwood One showed audience share growth in the core demos (Adults 18-49 and Adults 25-54) over the last 2 RADAR ratings reports. These gains are the results of actions taken by Network Radio to build a more effective advertising platform for clients and affiliates. Increased clearances from several radio groups helped fuel this audience growth. For example, Emmis Radio increased clearances that strengthened audience delivery across the female and youth networks. Other radio groups like Beasley, Greater Media, and Inner City Broadcasting also increased clearance with Westwood One, and improved the Company’s audience delivery across several networks. In addition, CBS Radio stations increased clearance levels of 93.7% have delivered a higher top-market based audience with strong advertiser appeal.
Another important sales platform for advertisers is Westwood One’s Business Radio Network (BNR) which is the only radio network to aggregate top business brands like MarketWatch.com Radio Network, the Wall Street Journal Report, CNBC business Radio and the Dow Jones Money Report. Nearly 900 stations in 98 of the top 100 markets take this content, and the platform delivers a premium audience on the highest rated news outlets in two-thirds of the top 50 markets. The Business Radio Network has attracted new advertisers who have never before advertised in network radio. We believe this trend will increase as more business news is added to local radio programming to answer consumer requests for more financial information.

Like the Business Radio Network, Westwood One is building other advertiser platforms in key consumer segments. Today, it announced a partnership with CMT, a division of MTV Networks, for “CMT RADIO LIVE WITH CODY ALAN”, a new nightly country entertainment radio show to be launched nationally in over 50 markets in January, 2009. This new programming, with strong appeal to women, has already generated considerable interest among advertisers and attracted a launch partner with Cumulus Radio.
Westwood One also is launching shortly “Into the Night with Tony Bruno,” a new nightly three-hour sports-talk program, produced by The Content Factory, marking veteran sportscaster Tony Bruno’s return to national radio.
The Company will continue to seek programming partnerships to complement its offerings.
Metro Networks traffic business
In the Metro Networks traffic business, Westwood One took significant steps to maintain its competitive position as the leading provider of traffic information, serving 129 markets with incident monitoring services covering more than 350,000 miles of roadway. In an industry milestone, Westwood One entered into a multi-year strategic partnership with AirSage, the only U.S. supplier of traffic data from cell phone signaling systems. AirSage compiles and analyses the anonymous real-time experiences of tens of millions of drivers to report up-to-the-minute traffic flows and speeds. The combined offerings will vastly expand coverage of secondary roadways and provide best-choice alternatives to minimize the hassles of daily commuting.
Westwood One is continuing to expand its traffic product with state-of-the-art technology partnerships, product enhancements and revenue initiatives that provide strong local advertising platforms.
Westwood One is also gaining sales traction In the Metro Networks traffic business through its expanded ability to deliver advertiser messages, including pre-recorded commercials and 15 second spots, in an effort to more effectively capitalize on opportunities for specific advertisers.
Reducing Operating Expenses
The Company has undertaken a series of strategic re-engineering and cost savings initiatives to improve the Company’s operating performance and reduce operating expenses. In September and October, the Company successfully executed the first phases of the re-engineering program for its Metro Networks traffic business. This re-engineering allows Westwood One to provide a superior traffic product to its markets more efficiently, in part by leveraging new digital technologies through new partnerships.
The re-engineering initiatives will result in a reduction of staff levels and the eventual consolidation of 60 operations centers into 13 regional hubs. Some operating centers will relocate during the fourth quarter of 2008, with the remaining markets moving into the 13 regional hubs by the end of the second quarter of 2009. The enhanced digital platform, overall improvements in communications technology, and scale benefits of larger, 24/7 hub centers better position Westwood One as the continuing leader in the traffic business.

Once completed, the re-engineering program and other cost savings measures will result in a total cost savings of $25 to $30 million on an annualized basis, which includes $4-5 million of savings in 2008 and an incremental $20-$23 million in 2009.
Restructuring Debt /NYSE Listing
The Company has taken aggressive actions to reduce debt in 2008. Debt has decreased by $113 million as of September 30, 2008 versus debt outstanding as of December 31, 2007. As previously disclosed, active discussions are taking place with our lenders and noteholders to restructure and/or refinance debt which comes due on February 28, 2009 and November 30, 2009, respectively. The Company has engaged Moelis & Company to represent it in such process. The Company continues to believe it will likely be successful in these negotiations.
It should be noted, however, that the debt restructuring will likely require that the Company raise additional capital amid a difficult capital market environment. Failure by the Company to reach an agreement with its lenders and noteholders would have a material and adverse effect on its ability to continue as a going concern.
In addition, the Company is at risk in the near term of violating the NYSE’s $25 million market capitalization requirement and being delisted. While the Company is assessing the potential of a reverse stock split and a possible alternative listing on the AMEX or NASDAQ, there will likely be an interim period when the Company is not listed on an exchange.
2008 Outlook
The Company expects its full year revenue to decrease high single to low double digits and full year Adjusted EBITDA to be $45 million plus or minus $2-$3 million. The Company expects its full year Adjusted EBITDA to increase in 2009 compared with the 2008 level. .
About Westwood One
Westwood One (NYSE: WON) is the largest independent provider of network radio programming and the largest provider of traffic information in the U.S. Westwood One serves more than 5,000 radio and TV stations in the U.S. The Company provides over 150 news, sports, music, talk and entertainment programs, features and live events to numerous media partners. Through its Metro Networks division, Westwood provides traffic reporting and local news, sports and weather to over 2,200 radio and TV stations. The Company also provides digital and other cross platform delivery of its network and Metro content.
Westwood One’s management team is led by Rod Sherwood, who was named President on October 20, 2008 and is the Company’s CFO. Mr. Sherwood has extensive experience engineering financial turnarounds, and restoring companies to long-term financial health. He has held CFO or EVP/GM positions at companies including Gateway, Opsware (formerly Loudcloud, Inc), Spaceway (broadband services), DirecTV and Hughes Telecommunications and Space Company, and Chrysler.
New executives were recently named to lead each of the two core business units.
Gary Schonfeld, President of the Network Division, is a radio industry veteran. He co-founded radio network MediaAmerica in 1987 and served as its President until its acquisition by Jones Media Group in 1998. He was President of Jones MediaAmerica until it was acquired by Triton Radio Network in June 2008. Prior to founding MediaAmerica, Mr. Schonfeld was Vice-President Eastern Sales Region for Westwood One.

Steve Kalin, President of the Metro Networks Traffic Division, joined Westwood One in July, 2008 as Chief Operating Officer. Previously, Mr. Kalin was the Chief Operating Officer and Board member of Rodale, Inc. a global publisher of magazines, books and online health and wellness information. Kalin has 20 years of media experience in both traditional and digital platforms and strategic, business development and operational roles. Earlier in his career, Mr. Kalin was Chief Financial Officer and Chief Operating Officer of Medscape, a leading online website for physicians. Mr. Kalin was also Vice President of Business Development for ESPN Internet Ventures and with ESPN Enterprises, ESPN’s new business development group. At the start of his career, Mr. Kalin was a consultant with McKinsey & Company in the firm’s media practice.
Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: continued declines in revenue; our ability to raise additional capital or refinance our senior credit agreement; our ability to continue as a going concern; our ability to execute our growth strategy; trends in audience and inventory delivered by our affiliated radio stations, and competition in the media industry; changes in economic conditions in the U.S. and in other countries in which the Company currently does business (both generally and relative to the broadcasting and media industry); advertiser spending patterns; changes in the level of competition for advertising dollars; and fluctuations in programming costs. Other key risks are described in the Company’s reports filed with the SEC, including the Company’s annual report on Form 10-K/A for the year ending December 31, 2007. Except as otherwise stated in this news announcement, Westwood One, Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

WESTWOOD ONE, INC.
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
Adjusted EBITDA
The following tables set forth the Company’s Adjusted EBITDA for the three and nine month periods ended September 30, 2008 and 2007. The Company defines “Adjusted EBITDA” as operating income (loss) from its Statement of Operations adjusted to exclude the following items: depreciation and amortization, stock-based stock compensation, restructuring charges, special charges and goodwill impairment. Adjusted EBITDA is not a performance measure calculated in accordance with Generally Accepted Accounting Principles (“GAAP”).
Adjusted EBITDA is used by the Company to, among other things, evaluate its operating performance, forecast and plan for future periods, value prospective acquisitions, and as one of several components of incentive compensation targets for certain management personnel. This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Adjusted EBITDA is also used to determine compliance with its debt covenants.
Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance. Adjusted EBITDA as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted EBITDA excludes certain financial information compared with operating income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded. As required by the SEC, the Company provides below a reconciliation of Adjusted EBITDA to operating income, the most directly comparable amount reported under GAAP.

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
(In millions)	2008	2007	2008	2007

Net income (loss)	($0.0)	$8.5	($205.1)	$16.1
Plus:
Income taxes	1.2	5.4	(2.0)	9.9
Interest expense and other	($8.6)	5.8	1.0	17.6
Depreciation and amortization	2.4	4.8	8.7	14.7
Goodwill impairment, restructuring & special charges	11.3	1.4	226.4	4.0
Non-cash stock based compensation	1.8	2.2	4.2	7.8

Adjusted EBITDA	$8.1	$28.1	$33.2	$70.1

Free Cash Flow
Free cash flow is defined by the Company as net income (loss) plus depreciation and amortization, stock-based compensation, special charges, restructuring charges and non-cash goodwill impairment less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s cash available to service debt and the Company’s ability to make strategic acquisitions and investments, maintain its capital assets, repurchase its common stock and fund ongoing operations. As a result, free cash flow is a significant measure of the Company’s ability to generate long term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Free cash flow per fully diluted weighted average Common shares outstanding is defined by the Company as free cash flow divided by the fully diluted weighted average Common shares outstanding.
As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or net cash provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. In arriving at free cash flow, the Company adjusts net cash provided by operating activities to remove the impact of cash flow timing differences to arrive at a measure which the Company believes more accurately reflects funds available for discretionary use. Specifically, the Company adjusts net cash provided by operating activities (the most directly comparable GAAP financial measure) for capital expenditures, restructuring charges, special charges, non-cash goodwill impairment and deferred taxes, in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions which are not reflected. The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, net cash provided by operating activities. The following table presents a reconciliation of the Company’s net cash provided by operating activities to free cash flow:

	Three Months		Nine Months
	Ended		Ended
(In millions, except per share	September 30,		September 30,
amounts)	2008	2007	2008	2007

Net cash provided by (used in) operating activities	$14.0	$23.3	$9.2	$20.7
Plus or Minus:
Changes in assets and liabilities	(24.8)	(9.6)	(16.5)	13.2
Gain on sale of marketable securities	12.4	—	12.4	—
Restructuring costs	10.6	—	10.6	—
Special charges	0.7	1.3	9.8	4.0
Deferred taxes	3.0	2.0	10.1	5.1
Less Capital expenditures	(0.1)	(1.9)	(6.2)	(4.0)

Free cash flow	$15.8	$15.1	$29.4	$39.0

Fully diluted weighted average shares Outstanding	100.8	86.5	97.0	86.4

Free cash flow per diluted share	$0.16	$0.17	$0.30	$0.45

WESTWOOD ONE, INC
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

NET REVENUE	$96,299	$108,083	$303,298	$333,067

Operating Costs (includes related party expenses of $17,691, $15,408, $54,012 and $51,238 respectively)	86,142	79,351	265,782	260,419

Depreciation and Amortization (includes related party warrant amortization of $0 , $2,427, $1,618 and $7,281, respectively)	2,366	4,791	8,763	14,739

Corporate General and Administrative Expenses (includes related party expenses of $75, $861, $610 and $2,551, respectively)	4,049	2,867	8,510	10,318

Goodwill Impairment	—	—	206,053	—

Restructuring Charges	10,598	—	10,598	—

Special Charges (includes related party expenses of $175, $0, $5,000 and $0, respectively)	699	1,388	9,756	4,025

	103,854	88,397	509,462	289,501

OPERATING (LOSS) INCOME	(7,555)	19,686	(206,164)	43,566

Interest Expense	3,758	5,790	13,509	17,739
Other Income	(12,453)	(4)	(12,538)	(154)

INCOME (LOSS) BEFORE INCOME TAXES	1,140	13,900	(207,135)	25,981
INCOME TAXES EXPENSE (BENEFIT)	1,150	5,448	(2,044)	9,917

NET (LOSS) INCOME	$(10)	$8,452	$(205,091)	$16,064

NET (LOSS) INCOME attributable to Common Shareholders	$(1,451)	$8,452	$(206,720)	$16,064

(LOSS) EARNINGS PER SHARE
COMMON STOCK
BASIC	$(0.01)	$0.10	$(2.13)	$0.19

DILUTED	$(0.01)	$0.10	$(2.13)	$0.19

CLASS B STOCK
BASIC	$—	$—	$—	$0.02

DILUTED	$—	$—	$—	$0.02

WEIGHTED AVERAGE SHARES OUTSTANDING:
COMMON STOCK
BASIC	100,836	86,137	97,045	86,101

DILUTED	100,836	86,481	97,045	86,434

CLASS B STOCK
BASIC	292	292	292	292

DILUTED	292	292	292	292

WESTWOOD ONE, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,609	$6,187
Accounts receivable, net of allowance for doubtful accounts of $3,593 (2008) and $3,602 (2007)	88,678	108,271
Warrants, current portion	—	9,706
Prepaid and other assets	11,081	13,990

Total Current Assets	103,368	138,154

Property and equipment, net	32,673	33,012
Goodwill	258,061	464,114
Intangible assets, net	2,856	3,443
Other assets	19,105	31,034

TOTAL ASSETS	$416,063	$669,757

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$23,542	$17,378
Amounts payable to related parties	16,020	30,859
Deferred revenue	4,277	5,815
Income taxes payable	6,356	7,246
Accrued expenses and other liabilities	33,592	29,562
Current maturity of long-term debt	32,000	—

Total Current Liabilities	115,787	90,860

Long-term debt	200,889	345,244
Other Liabilities	5,460	6,022

TOTAL LIABILITIES	322,136	442,126

Commitments and Contingencies
Redeemable preferred stock: $.01 par value, authorized 10,000 shares, issued and outstanding, 75 as Series A Convertible Preferred Stock; liquidation preference $1,000 per share, plus accumulated dividends	73,738	—

SHAREHOLDERS’ EQUITY
Common stock, $.01 par value: authorized, 300,000 shares; issued and outstanding, 101,308 (2008) and 87,105 (2007)	1,013	871
Class B stock, $.01 par value: authorized, 3,000 shares; issued and outstanding, 292 (2008 and 2007)	3	3
Additional paid-in capital	293,785	290,787
Unrealized gain on available for sale securities	469	5,955
Accumulated deficit	(275,081)	(69,985)

TOTAL SHAREHOLDERS’ EQUITY	20,189	227,631

TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY	$416,063	$669,757

WESTWOOD ONE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2008	2007

CASH FLOW FROM OPERATING ACTIVITIES:
Net (loss) income	$(205,091)	$16,064
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	8,763	14,739
Goodwill Impairment	206,053	—
Deferred taxes	(10,149)	(5,055)
Non-cash stock compensation	4,240	7,808
Gain on sale of marketable securities	(12,420)	—
Amortization of deferred financing costs	1,272	358

	(7,332)	33,914
Changes in assets and liabilities:
Accounts receivable	19,593	6,698
Prepaid and other assets	4,038	3,286
Deferred revenue	(1,538)	(2,968)
Income taxes payable and prepaid income taxes	(890)	(2,188)
Accounts payable and accrued expenses and other liabilities	10,169	(20,660)
Amounts payable to related parties	(14,839)	2,584

Net Cash Provided By Operating Activities	9,201	20,666

CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(6,222)	(4,031)
Proceeds from sale of marketable securities	12,741	—

Net Cash Provided (Used) In Investing Activities	6,519	(4,031)

CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of common stock	22,750	—
Issuance of series A convertible preferred stock and warrants	74,178	—
Debt repayments and payments of capital lease obligations	(113,538)	(13,044)
Dividend payments	—	(1,663)
Deferred financing costs	(1,688)	—

Net Cash Used in Financing Activities	(18,298)	(14,707)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2,578)	1,928

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	6,187	11,528

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,609	$13,456